SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

TRUE DRINKS HOLDINGS, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	001-32420	84-1575085
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18552 MacArthur Blvd., Suite 325, Irvine, California 92612
(Address of principal executive offices)

(949) 203-3500
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Bottling Agreement with Niagara Bottling

    On October 9, 2015, True Drinks, Inc., a Delaware corporation (“True Drinks”) and wholly owned subsidiary of True Drinks Holdings, Inc. (the “Company”), entered into a bottling agreement (the “Niagara Agreement”) with Niagara Bottling, LLC, a Delaware limited liability company (“Niagara”), pursuant to which Niagara will become the exclusive manufacturer of AquaBall™ Naturally Flavored Water for the next five years.

    The Niagara Agreement requires the Company to deliver to Niagara its minimum volume requirements for the upcoming 12-month period on or before February 1st of each year (the “Annual Commitment”), which Annual Commitment may not be less than 3.2 million Cases (defined in the Niagara Agreement as a pack of 24 bottles of AquaBall™ Naturally Flavored Water) per purchase order. Subject to the terms and conditions of the Niagara Agreement, the Company will pay to Niagara $6.35 per Case manufactured, for an annual financial liability of approximately $20.3 million per year.

    Mr. Vincent C. Smith, the Company’s largest shareholder, executed a personal guaranty of True Drinks’ obligations under the Niagara Agreement (the “Personal Guaranty”). In order to offset any financial obligation Mr. Smith may incur as a result of the Personal Guaranty, the Company issued to Red Bear Holdings, LLC, an entity affiliated with Mr. Smith (“Red Beard”), a senior secured promissory note (the “Note”) pursuant to which the Company will borrow any amounts paid to Niagara by Mr. Smith as a result of the Personal Guaranty. Any amounts borrowed under the Note will be secured by a continuing security interest in substantially all of the Company’s assets, will accrue interest at 2.0%, plus the Maximum Rate (as such term is defined in the Note) and, subject to certain terms and conditions of the Note, will be due and payable within 10 years.

    As consideration for Mr. Smith’s execution of the Personal Guaranty, the Company issued to Mr. Smith a five-year warrant (the “Personal Guaranty Warrant”), to purchase 17.5 million shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for $0.188 per share.

Amendment to Securities Purchase Agreement

    On October 16, 2015, the Company and Red Beard executed an amendment (the “Purchase Agreement Amendment”) to the Securities Purchase Agreement, originally dated August 13, 2015 (the “Purchase Agreement”), and entered into in connection with the Series C Offering previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 18, 2015. Pursuant to the terms and conditions of the Purchase Agreement Amendment, the Company sold to Red Beard an additional 8,823 shares of Series C Preferred (the “Shares”), for gross proceeds of approximately $1.0 million. As additional consideration for the purchase of the Shares, Red Beard received a five-year warrant (the “Warrant”) to purchase approximately 1.81 million shares of the Company’s Common Stock.

    The Company and Red Beard also entered into an amendment to the Registration Rights Agreement, first entered into on August 13, 2015 in connection with the Series C Offering (the “Registration Rights Amendment”), in order to include within the definition of “Registrable Securities”: (i) the shares of Common Stock issuable upon conversion of the Shares and upon exercise of the Warrant, and (ii) the shares of Common Stock issuable upon exercise of the Personal Guaranty Warrant.

Item 3.02	Unregistered Sales of Equity Securities.

    See Item 1.01.

    The Personal Guaranty Warrant, the Shares and the Warrant were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Mr. Smith and Red Beard represented that they each are an “accredited investor” as defined in Regulation D, and not subject to the “Bad Actor” disqualifications described in Rule 506(d).

Item 8.01	Other Events.

    On October 27, 2015, the Company issued a press release regarding the execution of the Niagara Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

    See Exhibit Index.

Disclaimer.

    The foregoing descriptions of the Niagara Agreement, the Note, the Personal Guaranty Warrant, Purchase Agreement Amendment and Registration Rights Amendment do not purport to be complete, and are qualified in their entirety by reference to the full text of each agreement, attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, each of which are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE DRINKS HOLDINGS, INC.

Date: October 27, 2015	By:	/s/ Daniel Kerker
Daniel Kerker
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Bottling Agreement, by and between True Drinks, Inc. and Niagara Bottling, LLC, dated October 9, 2015
10.2	Senior Secured Promissory Note, dated October 9, 2015
10.3	Personal Guaranty Warrant, dated October 9, 2015
10.4	Amendment No.1 to Securities Purchase Agreement, dated October 16, 2015
10.5	Amendment No. 1 to Registration Rights Agreement, dated October 16, 2015
99.1	Press Release, dated October 27, 2015